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                                                                   Exhibit 10.23

                                  [LETTERHEAD
                                 CSK AUTO, INC.
                                    CHECKER
                                    SCHUCK'S
                                    KRAGEN]


February 25, 1997

Dale E. Ward
479 Via Sorrento
Morgan Hill, CA 95037

Dear Dale:

This letter is to extend to you the conditional offer to become a member of the CSK Auto, Inc. staff. The offer is conditional upon successful completion of a drug screen.

Position:           Vice President -- Operations

Department:         Store Operations Management

Reporting to:       Maynard Jenkins & Jim Bazlen

Salary:             $225,000 per year

Classification:     Exempt

Benefits:

     - Eligibility to participate upon hire in the executive benefit program to include: medical, dental, vision and life insurance, long-term disability, short-term disability, subject to classification requirements, and to the terms, conditions, and limitations contained in the applicable plan documents;

     -    Eligibility to participate in CSK Auto, Inc.'s Retirement Savings Plan
          (401K) after one year of service, subject to classification requirements, and to the terms, conditions, and limitations contained in the applicable plan documents;

     - Vacation based on years of service and classification as described in the Associate Handbook and subject to the terms, conditions and limitations stated therein; Eligible for 4 weeks vacation upon hire;

     - 6 paid holidays, 1 assigned personal day (day after Thanksgiving) and 1 floating personal day;

     -    5 sick days per year (eligibility upon hire);

     - Eligibility for merchandise discount, subject to the terms, conditions and limitations contained in the Associate Discount Policy;



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February 25, 1997

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--   Eligibility for relocation package as outlined in the attached relocation memo;

-- Eligibility for vice president level bonus, based on corporate approval and terms, conditions, and limitations contained in the plan documents;

-- Eligibility for vice president level stock options at $6.80 per option, based on corporate approval and terms, conditions, and limitations contained in these plan documents;

-- Eligibility to purchase shares of CSK Auto, Inc. at $6.80 per share based on Board of Directors approval and terms, conditions, and limitations contained in the plan documents.

-- Eligibility to receive one year's severance pay including fiscal year's bonus if terminated without cause.

If you have any questions or need additional information, please contact me as soon as possible. Otherwise, please sign, date and return this letter to me to confirm your acceptance of our conditional offer. We would appreciate a response by 2/28/97. A copy of this letter is enclosed for your files.

Sincerely,


/s/ Jack Morefield
--------------------------
Jack Morefield
Vice President, Human Resources

cc:  Maynard Jenkins
     Jim Bazlen

This letter is not a contract of employment. Your employment at CSK Auto, Inc. is at will; that is, either you or CSK Auto, Inc. are free to terminate your employment relationship at any time and for any or no reason. Moreover, no one in the organization, other than the President, has the authority to modify the at will nature of the employment relationship. The Chairman or President can do so only if it is done specifically in writing. Additional information regarding terms and conditions of employment will be found in the Associate Handbook. CSK Auto, Inc. reserves the right to amend or modify its benefits package and terms and conditions of employment at its discretion.


                Signature                                    Date

          [illegible signature]                             2-27-97
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